Exhibit 99.1

Watsco EPS Jumps 64% to $3.71 Setting Records for Sales,

Operating Profit, Operating Margin and Net Income

Strong Sales Growth, Higher Margins, Operating Efficiencies and

Recent Acquisitions Drive Record Performance

Customer-Adoption of Technologies Grows as Business Evolution Continues

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 22, 2021 – Watsco, Inc. (NYSE: WSO) reported record second quarter and first-half operating results for the periods ended June 30, 2021, establishing new records for sales, operating income, operating margin, net income and earnings per share (EPS) for both periods.

Watsco’s entrepreneurial culture, which empowers leaders to think and act locally, continues to drive record performance with nearly all operating metrics reaching record levels. The Company’s industry-leading, customer-focused technologies have helped facilitate this record performance as contractors grow and expand their capacity to meet the needs of unprecedented demand for HVAC/R products. Notably, adoption of Watsco’s mobile apps, e-commerce platform, and other customer-facing platforms has grown meaningfully, enabling more customers to engage with us digitally. In addition, curbside/dockside technology, which allows for rapid and contactless order fulfillment, has broadened and continues to benefit our customers in terms of faster service. Taken as a whole, Watsco’s technology offering is unique to the industry, has solidified existing customer relationships and created new customer acquisition opportunities to generate long-term growth and market share gains.

Complementing its record organic growth, Watsco invested in future growth and expanded its network during the second quarter with the acquisition of two market-leading businesses, Temperature Equipment Corporation (TEC) and Acme Refrigeration of Baton Rouge (Acme). The acquired businesses had annualized sales of approximately $350 million in 2020 and currently serve more than 14,000 customers from 50 locations. Consistent with Watsco’s culture, these companies are being led by their legacy management teams and are expected to provide new sources of growth as more capital is deployed to support their growth plans. Despite these investments, the Company’s debt-to-total capitalization ratio remained low at 6% as of June 30, 2021, consistent with the Company’s core philosophy to maintain a conservative, risk-averse financial position while possessing a strong balance sheet that can invest in most any opportunity at a low cost of capital. Watsco has acquired 65 businesses since 1989 and remains active in pursuing additional opportunities to invest in what remains a fragmented $50 billion North American HVAC/R distribution industry.

Second Quarter Results

Key Performance Metrics

•	64% increase in EPS to a record $3.71

•	36% sales growth to a record $1.85 billion (29% growth on a same-store basis)

•	68% increase in operating income to a record $217 million (59% increase on a same-store basis)

•	220 basis-point operating margin expansion to a record 11.7% (same-store operating margin of 11.8%)

•	50% gross profit increase to a record $478 million (40% increase on a same-store basis)

•	220 basis-point gross margin increase to 25.8%

•	37% increase in SG&A expenses (28% increase on a same-store basis)

Sales trends (excluding acquisitions):

•	29% growth in HVAC equipment (71% of sales), including 28% growth in residential products and 32% growth in commercial products

•	25% increase in other HVAC products (26% of sales)

•	45% increase in commercial refrigeration products (3% of sales)

Albert H. Nahmad, Watsco’s Chairman & CEO stated: “Watsco delivered a blowout quarter with solid earnings growth and margin expansion from a combination of strong sales across all markets, a richer sales mix of high-efficiency systems, better selling margins, operating efficiencies and contributions from recently completed acquisitions. Our results also reflect continued investments in products, technology and people to drive sales and innovation throughout our business. Our teams remain focused on providing an exceptional customer experience as evidenced by the continued growth in customer adoption of our industry-leading technologies.”

The Company believes that the products it sells, most notably new HVAC equipment to replace older residential systems that inherently operate at lower efficiencies, can play a key role in advancing CO2 reduction. Watsco can therefore be an important contributor to address climate change. Based on estimates and models validated by two independent sources, there was an estimated CO2 reduction of 1.8 billion pounds resulting from Watsco’s sale of residential HVAC replacement systems over the 12 month period ended June 30, 2021.

Mr. Nahmad added: “We believe that Watsco can play a key role in addressing climate change at a large scale given that most of the estimated 110 million HVAC systems installed in the U.S. operate under old efficiency standards. We are investing capital and leveraging our technology to increase awareness among contractors and consumers and will collaborate with our OEM partners to impact change over the long-term.”

First-Half 2021 Results

Key Performance Metrics

•	70% increase in EPS to a record $5.13

•	26% sales growth to a record $2.99 billion (22% growth on a same-store basis)

•	71% increase in operating income to a record $299 million (64% increase on a same-store basis)

•	260 basis-point operating margin expansion to a record 10.0% (same-store operating margin of 10.0%)

•	36% gross profit increase to a record $773 million (31% growth on a same-store basis)

•	190 basis-point gross margin increase to a record 25.9%

•	22% increase in SG&A expenses (17% increase on a same-store basis)

•	60 basis-point improvement in SG&A as a percentage of sales

Sales trends (excluding acquisitions):

•	23% growth in HVAC equipment (69% of sales), including 24% growth in residential products and 16% growth in commercial products

•	19% increase in other HVAC products (27% of sales)

•	28% increase in commercial refrigeration products (4% of sales)

Technology Innovation

Watsco continues to aggressively invest in technologies to transform its customer experience. Specific technology-related trends for the second quarter of 2021 include:

•

Product Information Management (PIM) is Watsco’s industry-leading repository of product information delivered seamlessly through Watsco’s mobile apps and e-commerce platform. Watsco’s PIM includes approximately 900,000 SKUs accessed by more than 350,000 contractors and technicians on an annual basis.

•

Contractor Assist mobile apps provide customers real-time field access to critical information, including technical support, product detail and inventory information, warranty look-up, the ability to purchase product through links to e-commerce and more. The authenticated user community (users that are using the mobile app while linked to an e-commerce account) grew 12% compared to last year to more than 25,000 users.

•

E-Commerce sales annual run-rate currently exceeds $1.7 billion and grew 28% during the second quarter over last year. The number of e-commerce transactions grew 22% to more than 400,000 during the quarter.

•

OnCall Air®, Watsco’s digital sales platform used by HVAC/R contractors and CreditForComfort®, its companion consumer financing platform, both increased penetration as more customers digitally engaged with homeowners. During the second quarter of 2021, OnCall Air® presented quotes to approximately 58,000 households, an 84% increase over last year, and generated $208 million in gross merchandise value, a 97% increase over 2020. The number of customers using CreditForComfort® grew 17% and processed approximately 1,800 financing applications during the quarter with 13% growth in total loan-value versus the same period in 2020.

•

Proprietary warehouse technology investments have enabled faster, better and more reliable customer service. Express Pick-up allows contractors to streamline the traditional fulfillment of orders providing quicker service, allowing contractors to complete their work more efficiently. Watsco also launched curbside pick-up and touchless payment capabilities last year to facilitate contactless order fulfillment. More tools have also been developed to optimize demand planning and inventory levels. Taken as a whole, these investments are designed to enhance the customer experience, streamline branch operations and benefit same-store productivity.

Cash Flow & Dividends

Watsco’s operating cash flow for the first half of 2021 was $82 million versus $261 million for the same period in 2020, reflecting the growth in working capital driven by higher sales growth. The Company has targeted operating cash flow to exceed net income in 2021. Since 2000, operating cash flow was approximately $3.3 billion versus net income of $3.2 billion, surpassing the Company’s goal.

Watsco has paid cash dividends to shareholders for 47 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. Effective April 2021, Watsco increased its annual dividend rate by 10% to $7.80 per share.

Acquisitions

On April 9, 2021, Watsco completed the acquisition of TEC. Founded in Chicago in 1935, TEC serves approximately 10,000 HVAC customers from 32 locations in Illinois, Indiana, Kansas, Michigan, Minnesota, Missouri and Wisconsin. TEC annual sales were $291 million in 2020. TEC constitutes a joint venture transaction with Carrier Global Corporation (Carrier). Watsco owns 80% of TEC and Carrier 20%.

On May 7, 2021, Watsco completed the acquisition of Acme. Founded in 1945, Acme serves approximately 4,000 HVAC customers from 18 locations in Louisiana and Mississippi. Acme generated $60 million in sales in 2020.

These acquisitions are the latest examples of Watsco’s strategy to invest in growth opportunities and expand its industry-leading position. Since entering HVAC/R distribution in 1989, Watsco’s revenues have increased from $64 million to an annual, pro-forma run-rate approaching $6 billion following its unique “buy and build” philosophy.

Second Quarter Earnings Conference Call Information

Date: July 22, 2021

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 655 locations each year to get information, obtain technical support and buy products.

The Company believes there is long-term opportunity to be a significant participant and contributor in efforts to address climate change. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below current government-mandated energy efficiency and environmental standards, resulting in higher energy use and costs to homeowners. Sales of higher-efficiency replacement systems have long been a fundamental opportunity in Watsco’s marketplace. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace. Additional information about Watsco may be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonality of product sales, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$1,849,640	$1,355,385	$2,985,758	$2,363,541
Cost of sales	1,371,699	1,036,186	2,212,996	1,796,727

Gross profit	477,941	319,199	772,762	566,814
Gross profit margin	25.8%	23.6%	25.9%	24.0%

SG&A expenses	266,697	194,053	484,309	397,439

Other income	5,539	4,103	10,210	5,117
Operating income	216,783	129,249	298,663	174,492
Operating margin	11.7%	9.5%	10.0%	7.4%

Interest expense, net	448	283	536	1,073

Income before income taxes	216,335	128,966	298,127	173,419
Income taxes	44,202	24,724	59,867	32,930

Net income	172,133	104,242	238,260	140,489
Less: net income attributable to non-controlling interest	28,031	17,664	39,066	23,409

Net income attributable to Watsco	$144,102	$86,578	$199,194	$117,080

Diluted earnings per share:
Net income attributable to Watsco shareholders	$144,102	$86,578	$199,194	$117,080
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	12,748	7,439	17,596	11,082

Earnings allocated to Watsco shareholders	$131,354	$79,139	$181,598	$105,998

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	35,427,718	35,064,711	35,379,046	35,044,350
Diluted earnings per share for Common and Class B common stock	$3.71	$2.26	$5.13	$3.02

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$96,787	$146,067
Accounts receivable, net	857,864	535,288
Inventories, net	1,044,608	781,299
Other	22,803	21,791

Total current assets	2,022,062	1,484,445
Property and equipment, net	104,967	98,225
Operating lease right-of-use assets	263,682	209,169
Goodwill, intangibles, net and other	740,973	692,508

Total assets	$3,131,684	$2,484,347

Accounts payable and accrued expenses	$733,958	$415,341
Current portion of long-term obligations	81,306	71,804

Total current liabilities	815,264	487,145
Borrowings under revolving credit agreement	114,167	—
Operating lease liabilities, net of current portion	184,925	139,527
Deferred income taxes and other liabilities	85,795	77,914

Total liabilities	1,200,151	704,586

Watsco’s shareholders’ equity	1,575,703	1,486,678
Non-controlling interest	355,830	293,083

Shareholders’ equity	1,931,533	1,779,761

Total liabilities and shareholders’ equity	$3,131,684	$2,484,347

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$238,260	$140,489
Non-cash items	24,283	26,072
Changes in working capital, net of acquisitions
Accounts receivable, net	(283,077)	(146,512)
Inventories, net	(173,539)	63,432
Accounts payable and other liabilities	282,852	182,957
Other, net	(6,897)	(5,183)

Net cash provided by operating activities	81,882	261,255

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(126,549)	—
Capital expenditures, net	(10,908)	(7,982)
Proceeds from sale of equity securities	5,993	—

Net cash used in investing activities	(131,464)	(7,982)

Cash flows from financing activities:
Dividends on Common and Class B common stock	(143,909)	(129,315)
Net proceeds (repayments) under revolving credit agreement	114,167	(122,343)
Proceeds from NCI for investment in TEC Distribution LLC	21,040	—
Other	7,721	4,359

Net cash used in financing activities	(981)	(247,299)

Effect of foreign exchange rate changes on cash and cash equivalents	1,283	(855)

Net (decrease) increase in cash and cash equivalents	(49,280)	5,119
Cash and cash equivalents at beginning of period	146,067	74,454

Cash and cash equivalents at end of period	$96,787	$79,573